EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any and all amendments thereto) relating to the Common Stock of Radiant Logistics, Inc. is being jointly filed with the Securities and Exchange Commission in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated:  February 13, 2012

/s/ Douglas Tabor
DOUGLAS TABOR

TEXAS TIME EXPRESS, INC.

By: /s/ Douglas Tabor
Douglas Tabor, President